EXHIBIT 99.3



     Effective February 2, 2001. IR Operating Corporation merged with Digi Link Technologies, Inc., pursuant to the Delaware Corporate Statues, with IR Operating Corporation being the survivor. The Company's name was changed to Digi Link Technologies, Inc., concurrently with the merger. The shares of the acquired company were exchanged on a one for one basis for shares of the Company. Approximately 98,000,000 shares of the Company's common stock, as a result of the merger, were issued to the shareholders of Digi Link Technologies, Inc. The Board of Directors and the Officers of the company resigned on the effective date of the merger and were replaced by persons selected by Digi Link Technologies, Inc. The original shareholders of the company, after the merger owned approximately five (5%) of the issued and outstanding shares of the company.

     Although in the form of a merger, the transaction is, in substance, an acquisition of IR Operating Corporation by Digi Link Technologies, Inc., as the control of IR Operating Corporation will transfer from the management of IR Operating Corporation to the management of Digi Link Technologies, Inc.

     The following is a condensed unaudited pro forma financial statement of Digi Link Technologies, Inc., for the twelve months ended December 31, 2000.


                          DIGI LINK TECHNOLOGIES, INC.
                              PROFORMA STATEMENTS

                                                                      IR
                                      DIGI LINK       DIGI LINK    OPERATING    PROFORMA
                                       9/30/00        12/31/00     12/31/00     12/30/00
                                      (AUDITED)       (UNAUDITED)  (AUDITED)    (UNAUDITED)
                                      -----------------------------------------------------
BALANCE SHEET CONDENSED
-----------------------

     ASSETS                           $3,292,752      $5,508,022   $   229,161  $5,737,183
                                      -----------------------------------------------------
     LIABILITIES                         310,552         295,532       658,894     954,426
     STOCKHOLDERS EQUITY/DEFICIT       2,982,200       5,212,490      (429,733)  4,782,757
                                      -----------------------------------------------------
     TOTAL LIABILITIES & DEFICIT      $3,292,752      $5,508,022   $   229,161  $5,737,183
                                      -----------------------------------------------------

STATEMENT OF INCOME CONDENSED
-----------------------------

      INCOME                          $        0      $        0   $    46,140  $   46,140
      COST OF SALES                            0               0        32,404      32,404
                                      -----------------------------------------------------
      GROSS PROFIT                             0               0        13,736      13,736
      OPERATING EXPENSES                 340,478         171,292       303,681     474,973
                                      -----------------------------------------------------
       NET LOSS ON OPERATIONS         $ (340,478)     $ (171,292)  $  (289,945) $ (461,237)
                                      -----------------------------------------------------